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Entergy Corporation
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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

May 1, 2017
Re:     Entergy Corporation’s Annual Meeting of Shareholders-May 5, 2017
Proposal No. 5-Shareholder Proposal Requesting Report on Distributed Renewable Generation Resources

Dear Shareholder:

We know you are voting now on the items in the proxy statement for our Annual Meeting of Shareholders on May 5, 2017, including a shareholder proposal seeking a report on how we could adapt our business model to increase the deployment of distributed-scale, non-carbon emitting electricity generation resources as a means of reducing societal greenhouse gas emissions consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.
We have explained in our proxy statement why the Board urges shareholders to vote against this proposal. We do not question the importance of the issues addressed by the shareholder proposal. Indeed, we fully recognize and appreciate the potential impact of these issues on our business strategy and financial performance. However, as we explained in our proxy statement, we report extensively on those issues in a variety of contexts, including on our website and in our filings with the Securities and Exchange Commission, our Integrated Report and on the American Carbon Registry website. We also address them frequently in our other communications with investors in the ordinary course of our investor communications.
To underscore the seriousness with which we approach these issues, we wanted to share with you the following excerpt from Leo’s prepared remarks on our conference call with investment analysts, investors and others last week discussing our first quarter 2017 results. On the call, Leo discussed the potential impact of the Trump Administration's recent Executive Order promoting energy independence, including a review of carbon regulation.
"In light of the Order, I will highlight Entergy’s position as one of the cleanest generating fleets in the United States. A principal objective of our strategy is to remain an environmentally sustainable fleet for the communities we serve, and to continue to prepare the company for operations under any type of carbon emission costs that may accrue in the future.
According to the 2016 Benchmarking Air Emissions report authored by M.J. Bradley & Associates, Entergy produces fewer CO2 emissions per megawatt hour than 78 of the top 100 power producers. Our emission rates for 2015 and 2016, across our entire fleet, were 540 and 590 pounds per megawatt hour, respectively. This is well below the 1,000 pounds per megawatt hour standard issued by the Environmental Protection Agency in the previous administration for a new, highly-efficient combined cycle natural gas unit.
Thus, we consider our environmental strategy to be aligned both with

◦	global ambitions for a transition to a low-carbon economy, and

◦	our commitment to provide reliable, low-cost electricity to our customers.

Preparation for this transition began when we were the first U.S. utility to commit voluntarily to stabilizing CO2 emissions in 2001. Ten years later, our commitment went beyond merely stabilizing CO2 emissions. In 2011, our Environment2020 commitment included a voluntary pledge that through the year 2020, we would maintain our carbon dioxide emissions at 20 percent below year 2000 levels. I am pleased to report that we are meeting our commitments and in 2016, our CO2 emissions were approximately 20% below our year 2000 emissions.

Due to the challenging economics of relying on renewable resources in our geographic footprint, we are meeting our goals through a combination of methods.

◦
For example, we are replacing older, less efficient legacy units with cleaner, more efficient resources. Highly efficient combined cycle power stations such as St Charles, Lake Charles and Montgomery County will produce up to 40 percent fewer carbon emissions and improve our average fleet efficiency by roughly 800 BTUs per kilowatt hour.

◦	Nuclear generation is also an important source of clean, reliable baseload power. Prudently investing to preserve these valuable resources for our stakeholders is an important part of our strategy.

◦	Our planned investments in new technologies to modernize our grid, such as advanced meters, will further improve efficiency and reliability.

On top of that, we are actively working to develop and incorporate cost-effective opportunities to expand our use of renewables, including distributed energy resources. These will allow us to improve supply reliability and control costs for our customers, and further reduce greenhouse gas emissions as the economics, performance and reliability of these resources continue to improve.
We are committed to working with our regulators, customers and other stakeholders to consider all proven technologies.
We provide additional information about these efforts in our standard reporting, including in this year’s Integrated Report, which is available on our website.
While it is too early to comment on the specific impacts of the recent Executive Order, we remain committed to developing an electric generating and delivery system that is well positioned for operations in a carbon-constrained economy - whatever that may look like."
As you consider how to vote on the shareholder proposal, we urge you to recognize our environmental leadership and the extensive information on these important issues that we already provide and vote NO on the shareholder proposal.

Leo P. Denault	Stuart L. Levenick
Chairman of the Board and Chief Executive Officer	Lead Director